Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of State Street Institutional Investment Trust with respect to its series, State Street U.S. Core Equity Fund and State Street Income Fund, and to the use of our report dated February 22, 2021 on the financial statements and financial highlights of General Electric RSP Income Fund and General Electric RSP U.S. Equity Fund. Such financial statements and financial highlights appear in the December 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania

March 12, 2021